Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Atlas Lithium Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	1,000,000	$4.6475	(2)	$4,647,500	(2)	$153.10 per million dollars	$712
Total Offering Amounts						$4,647,500			$712
Total Fee Offsets									$—
Net Fees Due									$712

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Atlas Lithium Corporation (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2023 Stock Incentive Plan, as it may be amended from time to time, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.6475, which represents the average of the high and low price per share of the Registrant’s Common Stock on June 9, 2025 as reported on the Nasdaq Capital Market.